Exhibit 10.6(i)

EIGHTH AMENDMENT TO CREDIT AGREEMENT

THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of January 29, 2004, by and between COLUMBIA SPORTSWEAR COMPANY (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 31, 1997, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. The following is added to Article I as a new defined term:

“‘Subsidiary’ of a Borrower means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by Borrower, by Borrower and one or more of its other Subsidiaries or by one or more of Borrower’s other Subsidiaries.”

2. The following is added to Article VI as Section 6.14:

“6.14. Indebtedness

Not permit or cause any Subsidiary to create, incur, assume or permit to exist any Indebtedness resulting from borrowings, loan, advances or letters of credit, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, nor cause or permit any Subsidiary to do any of the foregoing, except (a) any Indebtedness of Subsidiaries to Bank, (b) Indebtedness of Subsidiaries described in Section 6.6 and guaranteed by Borrower, and (c) any Indebtedness of Subsidiaries incurred in the ordinary course of business.”

3. Section 7.1 (d) is hereby deemed amended by adding Section 6.14 to the Sections referenced therein.

4. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

5. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

COLUMBIA SPORTSWEAR COMPANY		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Bryan Timm	By:	/s/ James Franzen
Title:	Vice President and Chief Financial Officer	Title:	Vice President